Contact: Adriana Albornoz +1 316.796.0900 adriana.albornoz@icminc.com For immediate release ICM signs third high-protein technologies installation agreement (Colwich, Kan. — Feb. 16, 2022) In a new contract signed with ICM, Cardinal Ethanol LLC will be the latest plant to implement ICM’s proprietary Advanced Processing Package™ (APP™), a series of four patented and patent-pending technologies designed to produce a yeast-enriched 50% protein called PROTOMAX™ and other feed products to target new and existing animal markets. The APP™ consists of Selective Milling Technology™, Fiber Separation Technology Next Gen™, Thin Stillage Solids Separation System™, and Feed Optimization Technology™. These processes work by separating corn into clean piles of feed components, which ethanol producers can combine into valuable feed products. “The APP™ System gives ethanol producers the flexibility to tailor feed products, control their specs, and optimize the quantity of each type of feed they produce based on their unique market situation,” said Matt Durler, ICM’s vice president of feed development. “They can produce PROTOMAX™ high-protein feed and DDGS, or they can produce PROTOMAX™ and SOLBRAN™ high-energy feed. The latter combination allows them to maximize PROTOMAX™ production.” After evaluating different technology companies on the market, Cardinal Ethanol selected ICM. According to Jeremey Herlyn, plant manager of Cardinal Ethanol, process integration was a key factor in the decision to work with ICM. “ICM technologies will allow us to utilize much of our own setup, including dryers, to produce high protein feed,” said Herlyn. “The integration process is more efficient providing natural gas reduction, and requires less equipment compared to other options.” Based in Union City, Indiana, Cardinal Ethanol’s team was invited to view a demonstration of the APP™ System at ICM’s high-protein production installation in Colwich, Kansas. “While visiting this facility, we experienced the operational ease we were hoping to incorporate into our own plant,” Herlyn added. “Whenever we evaluate new technologies, we look at long-term viability,” said Jeff Painter, president and CEO of Cardinal Ethanol. “Our partnership with ICM represents a great opportunity to diversify our products, and enter new markets while offering more value to our customers.” ICM will begin construction of the APP™ System this summer. Once installation is complete, Cardinal Ethanol expects to produce over 3 pounds of high protein per bushel in addition to DDGS. As the plant develops new markets for high-protein feed products, it will gradually maximize PROTOMAX™ production to around 5 pounds per bushel by producing SOLBRAN™ instead of DDGS. “We are pleased to offer Cardinal Ethanol the industry’s most efficient high-protein production,” said Tom Ranallo, ICM’s vice president of operations. “With ICM’s patented and patent-pending technologies, process design, and specialty equipment, our customers don’t need to compromise. Instead, they can produce high-quality feed while saving energy and reducing natural gas usage” Ranallo added. About ICM, Inc. Established in 1995 and headquartered in Colwich, Kansas, with a regional office in Brazil, ICM provides innovative technologies, solutions, and services to sustain agriculture and to advance renewable energy, including ethanol and feed technologies that will increase the supply of world protein. By providing proprietary process technologies to over 100 facilities globally with a combined annual production of approximately 8.8 billion gallons of ethanol and 25 million tons of distiller grains, ICM has become a world leader in bio-refining technologies. For additional information, visit www.icminc.com. About Cardinal Ethanol, LLC Located in Randolph County, Indiana, Cardinal Ethanol processes 45 million bushels of corn annually, producing 135 million gallons of clean-burning, high-octane ethanol and 320,000 tons of DDGS. Cardinal Ethanol employs more than 50 full-time team members, many of whom have worked there since operations began in 2008. To learn more, visit www.cardinalethanol.com. ###